SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 ______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 25, 2018

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BROOKLINE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23695	04-3402944
(State or other jurisdiction	(Commission File No.)	(I.R.S. employer
of incorporation)		Identification No.)

131 Clarendon Street, Boston Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

(617) 425-4600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark if the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 25, 2018, Brookline Bancorp, Inc. (the “Company”), its wholly-owned subsidiary, Brookline Bank (the “Bank”), and Paul A. Perrault, President and Chief Executive Officer of the Company and Chairman of the Bank, entered into an amendment to the employment agreement among those parties dated as of April 11, 2011 (the “Amendment”). The Amendment is effective as of July 25, 2018. The purpose of the Amendment is to include a “net best” provision whereby if any payment due Mr. Perrault under the employment agreement will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”), Mr. Perrault will be entitled to the greater after tax benefit of either: (i) an amount equal to $1.00 less than the amount at which Mr. Perrault would become subject to the excise tax imposed by Section 4999 of the Code; or (ii) the full payment amount, for which Mr. Perrault would responsible for the payment of any applicable Section 4999 excise tax. The preceding description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein in its entirety.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Amendment to the Employment Agreement, dated July 25, 2018, by and among Brookline Bancorp, Inc., Brookline Bank and Paul A. Perrault

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2018	BROOKLINE BANCORP, INC.

	By:	/s/ Michael W. McCurdy
Michael W. McCurdy
Chief Risk Officer, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Amendment to the Employment Agreement, dated July 25, 2018, by and among Brookline Bancorp, Inc., Brookline Bank and Paul A. Perrault